EXHIBIT 10.2

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Guarantee Agreement”), dated June 24, 2010 and effective as of July 1, 2010 (the “Effective Date”), is made by CHENIERE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Guarantor”), in favor of SABINE PASS LNG, L.P., a Delaware limited partnership (“Sabine Pass”).

WHEREAS, Cheniere Energy Investments, LLC, a Delaware limited liability company (“Investments”), is a wholly owned subsidiary of Guarantor; and

WHEREAS, pursuant to that certain Assignment and Assumption Agreement (the “Assignment Agreement”) dated as of the date hereof and effective as of July 1, 2010, among Cheniere Marketing, LLC, a Delaware limited liability company (“Cheniere Marketing”), Investments, and Sabine Pass, Cheniere Marketing assigned to Investments all of Cheniere Marketing’s rights, titles and interest in that certain Amended and Restated LNG Terminal Use Agreement by and between Cheniere Marketing and Sabine Pass dated as of November 9, 2006, as amended by that certain Amendment to LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “TUA”); and Investments accepted such assignment and assumed all of Cheniere Marketing’s obligations accruing under the TUA on and after the date hereof;

NOW THEREFORE, the parties hereto agree as follows:

Effective as of the Effective Date, the Guarantor irrevocably and unconditionally guarantees the due and punctual payment in full of any and all obligations of Investments under the TUA for the period of the Initial Term (as such term is defined in the TUA) (the “Guaranteed Obligations”). Guarantor further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation. This guarantee is an absolute, present and continuing guarantee of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from Investments or upon any other action, occurrence or circumstance whatsoever.

This Guarantee Agreement expresses the entire understanding of the parties with respect to the subject matter hereof; and all other understandings, written or oral, are hereby merged herein and superseded. No amendment of or supplement to this Guarantee Agreement, or waiver or modification of, or consent under, the terms hereof shall be effective unless in writing and signed by the party to be bound thereby.

This Guarantee Agreement shall be construed in accordance with and governed by the law of the State of Texas.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered as of the date and year first above written.

CHENIERE ENERGY PARTNERS, L.P.

By: Cheniere Energy Partners GP, LLC
Its: General Partner

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Vice President and Treasurer